UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

STONE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12074	72-1235413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (337) 237-0410

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Compensation Arrangements

In connection with the appointment of Messrs. Neal P. Goldman, John B. Juneau, David I. Rainey, Charles M. Sledge, James M. Trimble and David N. Weinstein to the Board of Directors (the “Board”) of Stone Energy Corporation (the “Company”), on March 1, 2017, the Board approved the following compensation arrangements for the non-employee directors of the Company:

•	annual cash retainers of $50,000 for each of the non-employee directors of the Company;

•	an annual cash fee of $15,000 for the Chairman of the Audit Committee; and

•	annual grants of restricted stock units under the Stone Energy Corporation 2017 Long-Term Incentive Plan (the “Incentive Plan”) with grant date values of $150,000 for each non-employee director other than the Chairman of the Board and $200,000 for the Chairman of the Board.

The annual cash retainers and annual cash fee are payable in advance on a quarterly basis. Each of the annual restricted stock unit awards will be granted on the date of the annual meeting of stockholders each year and will vest in full on the date prior to the annual meeting of stockholders in the year following the grant and will be subject to: (i) the director’s continued service on the Board through the vesting date, (ii) earlier vesting upon the occurrence of a change of control event or the termination of the director’s service due to death or removal from the Board without cause, and (iii) such other terms as set forth in the award agreements. Upon vesting, the restricted stock units will be settled partly in shares of the Company’s common stock and partly in cash to provide each director with funds to pay any income taxes due upon settlement (based on the highest federal tax rate).

Annual Grant of Restricted Stock Units

In accordance with the director compensation arrangements approved by the Board, on March 1, 2017, the Board approved the initial annual grant of restricted stock units to the non-employee directors, which were adjusted to grant date values of $182,100 for the non-employee directors other than the Chairman of the Board and $242,800 for the Chairman of the Board to reflect the extended service period commencing on March 1, 2017 until the annual meeting of stockholders in May 2018. Accordingly, on March 1, 2017, Messrs. Juneau, Rainey, Sledge, Trimble and Weinstein were awarded 9,811 restricted stock units and Mr. Goldman was awarded 13,082 restricted stock units under the Incentive Plan pursuant to a Director Restricted Stock Unit Agreement. Under the Director Restricted Stock Unit Agreement, each of the restricted stock units are scheduled to vest in full on the day prior to the annual meeting of the Company’s stockholders in May 2018, subject to: (i) the director’s continued service on the Board through the vesting date, and (ii) earlier vesting upon the occurrence of a change of control event or the termination of the director’s service due to death or removal from the Board without cause.

Deferred Compensation Plan

On March 1, 2017, the Board also approved the Stone Energy Corporation Directors Deferred Compensation Plan (“DCP”) under which the non-employee directors of the Company will be given the opportunity to elect to defer receipt (and taxation) of vested restricted stock units until either (i) the third anniversary of the vesting date, or (ii) the director’s separation from service on the Board. If deferral is elected, the payment of the deferred amounts is automatically accelerated upon a director’s death or separation from service on the Board, or upon the occurrence of a change of control event.

The descriptions of the form of Director Restricted Stock Unit Agreement and the DCP are not complete and are qualified in their entirety by reference to the full text of the complete agreements, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein to Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Form of Director Restricted Stock Unit Agreement

10.2	Stone Energy Corporation Directors Deferred Compensation Plan dated effective as of March 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STONE ENERGY CORPORATION

Date: March 6, 2017	By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Director Restricted Stock Unit Agreement

10.2	Stone Energy Corporation Directors Deferred Compensation Plan dated effective as of March 1, 2017